Exhibit 5.1

April 22, 2024

Dear Sirs / Mesdames:

RE: Bitfarms Ltd. – Registration Statement on Form S-8

We have acted as Canadian counsel to Bitfarms Ltd. (the “Company”), in connection with the registration of up to 37,569,388 common shares, no par value per Common Share, of the Company (the “Common Shares”) reserved for issuance pursuant to the Company’s long term incentive plan effective May 18, 2021, as amended on March 3, 2022 and January 15, 2024, and amended and restated on April 16, 2024 (the “LTIP”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed on April 22, 2024 with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Common Shares.

We have examined the Registration Statement, the LTIP, and the form of Option Certificate (as defined in the LTIP) and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

On the basis of the foregoing, we are of the opinion that the Common Shares have been authorized for issuance pursuant to the terms of the LTIP and, (x) in the case of RSUs (as defined in the LTIP) when issued in accordance with the terms of the LTIP and the applicable award agreement or (y) in the case of Options (as defined in the LTIP) when issued and paid for in accordance with the terms of the LTIP and the applicable Option Certificate, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ “Peterson McVicar LLP”

Peterson McVicar LLP